EXHIBIT 4.10

SUPPLEMENTAL INDENTURE

THIS SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of March 28, 2018, by and among DISH DBS Corporation, a Colorado corporation (the “Company”), the guarantors listed on the signature pages to the Indenture referred to below (the “Guarantors”) and DISH Technologies L.L.C., a Colorado limited liability company and EchoStar Broadcasting Holding Corporation, a Colorado corporation, as supplemental guarantors (collectively, the “Supplemental Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used and not otherwise defined herein are used as defined in the Indenture referred to below.

RECITALS

WHEREAS, the Company, the Guarantors and the Trustee entered into that certain Indenture, dated as of August 17, 2009 (the “Indenture”), relating to the 7.875% Senior Notes due 2019 of the Company (the “Notes”);

WHEREAS, as a result of the transactions contemplated by the Share Exchange Agreement, dated as of January 31, 2017, by and among DISH Network Corporation and certain of its subsidiaries, on the one hand, and EchoStar Corporation and certain of its subsidiaries, on the other hand, the Supplemental Guarantors became Restricted Subsidiaries of the Company;

WHEREAS, Section 4.13 of the Indenture provides for the addition of certain Restricted Subsidiaries as Guarantors under the Indenture; and

WHEREAS, this Supplemental Indenture shall not result in a material modification of the Notes for purposes of compliance with the Foreign Accounts Tax Compliance Act.

AGREEMENT

NOW, THEREFORE, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Each Supplemental Guarantor shall be a Guarantor under the Indenture and be bound by the terms thereof applicable to Guarantors and each Supplemental Guarantor shall deliver an executed Guarantee pursuant to Section 10.02 of the Indenture.

Section 2. This Supplemental Indenture is an amendment supplemental to the Indenture, and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signature pages follow]

DISH DBS CORPORATION

By:	/s/ Charles W. Ergen
Name:
Title:

DISH NETWORK L.L.C.
DISH OPERATING L.L.C.
ECHOSPHERE L.L.C.
DISH NETWORK SERVICE L.L.C.,
as Guarantors

By:	/s/ Charles W. Ergen
Name:
Title:

DISH TECHNOLOGIES L.L.C.
ECHOSTAR BROADCASTING HOLDING CORPORATION
as Supplemental Guarantors

By:
Name:	/s/ Charles W. Ergen
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title: